EXHIBIT 4a

                     THE JONES FINANCIAL COMPANIES, L.L.L.P.

            1998 EMPLOYEE LIMITED PARTNERSHIP INTEREST PURCHASE PLAN

1.    Title

     This plan (the "Plan") shall be known as the "1998 Employee Limited Partnership Interest Purchase Plan of The Jones Financial Companies, L.L.L.P." The Jones Financial Companies, L.L.L.P. ("JFC"), is a Missouri registered limited liability limited partnership with its principal offices located at 12555 Manchester Road, St. Louis, Missouri 63131-3729.

2.   Purpose

     The primary purpose of the Plan is to provide a benefit to certain employees of JFC and its subsidiaries (as hereinafter defined) (the "Participants") and secondarily, allows JFC to raise capital through the Participants' contribution to JFC's continued success. The Plan provides the Participants with an opportunity to acquire limited partnership interests (or fractions thereof) (the "Interests") in JFC. The purchase price of each full Interest shall be $1000. As used herein, "subsidiaries" includes any corporations, limited liability companies, partnerships (general or limited) or any other entities in which all of the shares or interests of such entity are owned, directly or indirectly, by JFC.

3.   Participants

     Participants in the Plan shall be employees of JFC and its subsidiaries as selected by the Plan committee (the "Committee") of JFC, in its discretion. The Participants will include only those persons determined to be suitable as investors in JFC based upon factors which will include, but not be limited to, the amount of the proposed investment in relation to (a) the Participant's financial position (so as to enable a Participant to realize to a significant extent the benefits of ownership described in any offering circular related to the Interests), (b) the Participant's net worth (so as to be able to sustain the risk of investing in the Interests) and (c) such other factors relating to the Participant such that the purchase of the Interests is otherwise suitable.

4.   Interests Covered by the Plan

     The total number of Interests covered by the Plan shall be 60,000 ($60,000,000). This number of Interests shall be adjusted to reflect any subsequent Interest splits, reverse Interest splits or similar matters affecting the number of outstanding Interests of JFC. Interests not exceeding this number may be sold to Participants by JFC. In the event any award of purchase rights of Interests is canceled or expired on account of the termination of a Participant's employment, lapse of time, failure to exercise by a Participant, or for any other reason, the Committee may again award the purchase rights of the Interests so canceled to an existing or new Participant.


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5.   Performance Awards - Description

     The Committee may, in its discretion, award all or any part of the Interests covered by the Plan to a Participant pursuant to a performance award ("Performance Award"). Interests shall not be issued at the time the Performance Award is granted. The Performance Award shall represent the right of the Participant to purchase the number of Interests from JFC described therein within the time period specified by the Committee. The purchase price of each full Interest shall be $1000 payable by the Participant at the time the Interests are purchased as provided in Section 7 hereof. Performance Awards may be conditioned on the Participant's continued employment by JFC, or its subsidiaries, or in any other manner the Committee may determine. Prior to exercise of a Performance Award by a Participant, such Performance Award may be canceled by the Committee in its sole discretion.

6.   Performance Awards - Granting

     Performance Awards shall be granted as follows:

     (a) Initial Performance Awards. After approval of this Plan by the Managing Partner of JFC, the Committee will meet to establish the initial Participants and the amount, duration and other terms, if any, of the initial Performance Awards. In making its determination of who shall be Participants and the amount, duration and other terms of each Performance Award, the Committee shall take into account such factors as the Participant's level of responsibility, job performance, potential for growth, level and types of compensation and such other factors as the Committee deems relevant. Furthermore, the Participants will include only those persons determined to be suitable as investors in JFC based upon factors which will include, but not be limited to, the amount of the proposed investment in relation to (i) the Participant's financial position (so as to enable a Participant to realize to a significant extent the benefits of ownership described in any offering circular related to the Interests), (ii) the Participant's net worth (so as to be able to sustain the risk of investing in the Interests) and (iii) such other factors relating to the Participant such that the purchase of the Interests is otherwise suitable.

     (b) Subsequent Performance Awards. During the term of the Plan, additional Performance Awards may be granted (subject to the maximum number of Interests provided for above) in the discretion of the Committee, either (i) to new Participants in the Plan or (ii) to prior Participants in the Plan.

     (c) Notice of Performance Awards. Upon granting of any Performance Award by the Committee, the Participant shall be advised as to the amount, duration and other terms of the Performance Award.

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7.   Payment by Participants.

     As designated in the Performance Award, a Participant shall pay for the Interests awarded to such Participant in cash within the time period established by the Committee for the exercise of such Performance Award or such Participant shall forfeit his or her right to purchase such Interests.

8.   Purchase Date

     After a Participant's funds are received by JFC, such funds will be used to purchase the Participant's Interests from JFC on the date specified in the Performance Award or as otherwise determined by the Committee. Any Participant not already a Limited Partner of JFC will become a Limited Partner of JFC on the purchase date.

9.   Reports

     As soon as practicable after each purchase of Interests by a Participant, such Participant will receive a statement of purchase.

10.  Termination

     A Participant's participation in the Plan may be terminated by the Committee at any time.

11.  Costs of Administrating Plan

     All costs and expenses of administrating the Plan will be paid by JFC.

12.  Committee Membership; Authority

     The Plan shall be administered by the Committee consisting of one or more general partners of JFC, which may include the Managing Partner, appointed to the Committee by the Managing Partner of JFC. Such Committee members serve at the pleasure of the Managing Partner. The Committee shall have authority to interpret the Plan, to establish any rules or regulations relating to the Plan which it deems appropriate and to make other determinations which it believes necessary and advisable for the proper administration of the Plan. Decisions of the Committee in matters relating to the Plan shall be final and conclusive on JFC and all Participants. The Committee's determinations under the Plan, including, without limitation, determinations as to employees to receive Performance Awards, the amount, duration and other terms and provisions of such awards and the agreements evidencing the same, need not be uniform. Members of the Committee shall not be eligible to participate in the Plan. A member of the Committee shall be liable only for any action taken or determination made in bad faith. The Committee shall determine (a) the employees, if any, to whom Performance Awards shall be granted, (b) the time or times of which such Performance Awards shall be granted, (c) the amount and duration of the Performance Awards, and (d) the limitations, restrictions, conditions and other terms applicable to such Performance Awards. Participants may obtain additional information about the Committee by contacting the Committee c/o Steve Novik at 12555 Manchester Road, St. Louis, Missouri 63131-3729.

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13.  Amendments and Termination of the Plan

     JFC reserves the right against any or all employees, including those who may be Participants under this Plan, to amend the Plan at any time either retroactively or prospectively and to terminate or suspend the Plan or any Performance Award at any time for any reason.

14.  Non-Assignability

     Performance Awards under the Plan are non-transferable and may not be assigned or pledged by any Participant at any time and no recognition shall be required to be given by JFC to any attempt to assign any rights hereunder.

15.  Effective Date

     The effective date of this Plan shall be April 15, 1998.